Exhibit 23(d)


                    CONSENT OF KEEFE, BRUYETTE & WOODS, INC.


We hereby consent to the use of our name and to the description of our opinion letter dated the date of the Proxy Statement/Prospectus referred to below, under the caption "THE MERGER--Opinions of Financial Advisor" in, and to the inclusion of such opinion letter in the Appendix to the Proxy Statement/Prospectus of Crestar Financial Corporation and American National Bancorp, Inc., which Proxy Statement Prospectus is part of this Registration Statement on Form S-4 of Crestar Financial Corporation. By giving such consent we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term "expert" as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange commission promulgated thereunder.



Keefe, Bruyette & Woods, Inc.

August 27, 1997